EXHIBIT 10.1

March 4, 2022

Peter Hawkes

Dear Peter:

Oblong, Inc. (the “Company”) has decided to end your employment. Although the Company has no obligation to provide you with any kind of separation pay, it is prepared to assist you with your transition to new employment. This letter sets forth the terms of the Separation Agreement (the “Agreement”) that the Company is offering to you to aid in your employment transition.

1.Separation. Your last day of work with the Company and your employment termination date will be March 4, 2022 (the “Separation Date”).

2.Accrued Salary. On the Separation Date, the Company will pay you all accrued wages earned through the Separation Date, subject to all required payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.Separation Pay. If you sign this Agreement, return it by the deadline specified below, and comply with its terms, the Company will pay you, as separation pay, $47,639, less standard payroll deductions and withholdings. Such amount will be paid in a lump sum within one week of the Effective Date (as defined below).

4.Health Insurance. Your group health insurance will cease on the last day of the month in which your employment ends. At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication.

5.Tax Matters. The Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, benefits, or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

7.Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.Return of Company Property. By 3 days after the Separation Date, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you discover after the Separation Date that you have retained any Company proprietary or confidential information, you agree immediately upon discovery to contact the Company and make arrangements for returning the information.

9.Post Employment Restrictions. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) which prohibits disclosure of any confidential or proprietary information of the Company and solicitation of Company employees. A copy of your Proprietary Agreement is attached hereto as Exhibit A.

10.Confidentiality. The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement in confidence: (a) to your spouse or partner; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor, provided that such individuals first agree that they will treat such information as strictly confidential and that you agree to be responsible for any disclosure by any such individual as if you had made the disclosure; and (c) as necessary to enforce its terms or as otherwise required by law. You agree not to disclose the terms of this Agreement to any current or former Company employee.

11.Nondisparagement. You agree not to disparage the Company, and its officers, directors, employees, or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that statements which are made in good faith in response to any question, inquiry, or request for information required by legal process shall not violate this paragraph. Nothing in this restriction is intended to limit you from giving honest statements before an administrative agency investigating an alleged violation of discrimination laws.

12.Release of All Claims. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, and it’s affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns, and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; California Fair Employment and Housing Act (Cal. Gov’t Code
§12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); California WARN Act (Cal. Lab. Code §1400 et seq.) as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

13.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement;
(b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to forty-five (45) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement. You further acknowledge that you have received a list of the job titles and ages of the employees in the decisional unit affected by this reduction in force. This list is attached as Exhibit B to this Agreement.

14.No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

15.Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties.

16.Employment Rights. You hereby waive any and all rights to employment or re- employment with the Company or any successor or affiliated organization (“Related Entity”). You agree that the Company and the Related Entities have no obligation, contractual or otherwise, to employ or re-employ you, now or in the future, either directly or indirectly, on a full-time, part-time, or temporary basis, including, but not limited to, utilizing your services as a temporary employee, worker, or contractor through any temporary service providers, vendors, or agencies.

1.Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan.

2.Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

If this Agreement is acceptable to you, please sign below and return the original to me no sooner than the Separation Date and no later than April 19, 2022.

I wish you good luck in your future endeavors.

Sincerely,

/s/ Peter Holst
Peter Holst
CEO

Agreed:

/s/ Peter Hawkes
Peter Hawkes

Date:March 4, 2022

Exhibit A – Proprietary Information and Inventions Agreement Exhibit B - Disclosure Under Title 29 U.S. Code Section 626(f)(I)(H)